UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 15

           Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                15(d) of the Securities Exchange Act of 1934.

                        Commission File No. 333-46622

                      COMMUNITY FINANCIAL SHARES, INC.
                      --------------------------------
           (Exact name of registrant as specified in its charter)
                             357 Roosevelt Road
                            Glen Ellyn, Illinois 60137
                               (630) 545-0900
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             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                         Common Stock, no par value
       ---------------------------------------------------------------
          (Titles of each class of securities covered by this Form)

                                    None
       ---------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [ ]  Rule 12h-3(b)(1)(i)      [ ]
        Rule 12g-4(a)(1)(ii)     [ ]  Rule 12h-3(b)(1)(ii)     [X]
        Rule 12g-4(a)(2)(i)      [ ]  Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(ii)     [ ]  Rule 12h-3(b)(2)(ii)     [ ]
        Rule 12h-3(b)(1)(i)      [ ]  Rule 15d-6               [ ]

   Approximate number of holders of record as of the certification or notice date: 465.

   Pursuant to the requirements of the Securities Exchange Act of 1934, Community Financial Shares, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


   Date:     October 31, 2003   By:        /s/Donald H. Fischer
                                           ------------------------------
                                 Name:     Donald H. Fischer
                                 Title:    Chairman, President and Chief
                                           Executive Officer